# JOINT VENTURE OPERATING AGREEMENT

THIS AGREEMENT is dated for reference March ____ 2004,

BETWEEN:

**GOLD CITY INDUSTRIES LTD.**, a company incorporated under the laws of British Columbia and having an office at Suite 550 – 580 Hornby Street, Vancouver , BC, V6C 3B6

("**Gold City**" or a "**Participant**")

OF THE FIRST PART

AND:

**SAN GOLD RESOURCES CORPORATION**, a company incorporated under the laws of Manitoba and having an office at Lot 1, Block 12, Bissett, Manitoba

("**San Gold**" or a "**Participant**")

OF THE SECOND PART

AND:

**RICE LAKE JOINT VENTURE INC.**, a company incorporated under the laws of Canada and having an office at •

(the "**Joint Venture Company**")

OF THE THIRD PART

WHEREAS:

A. San Gold is the beneficial and recorded owner of a 100% interest in the mineral claims located in south-eastern Manitoba near the town of Bissett, which are described in Schedule "A" attached hereto (the "**San Gold Properties**").

B. Pursuant to a letter of intent dated January 8, 2004 as amended January 19, 2004 (collectively, the "**Letter of Intent**"), it was proposed that San Gold grant to Gold City an option to purchase (the "**Option**") a 50% undivided interest in the San Gold Properties, in consideration for which Gold City agreed to incur Exploration Expenditures on the San Gold Properties of at least ONE MILLION ($1,000,000) DOLLARS.

C. Shares in the capital of the Joint Venture Company are held of record and beneficially owned as follows:

- San Gold – fifty percent; and
- Gold City – fifty percent.

D. The Joint Venture Company has entered into a Share Purchase Agreement dated February 20, 2004 whereby it will purchase from Harmony Gold Mining Company all of the issued and outstanding shares in the capital of its Canadian subsidiary, Harmony Gold (Canada) Inc. (**"Harmony Canada"**).

E. The assets of Harmony Canada include, among other things, the Bissett Mine located in Bissett, Manitoba, government permits and environmental licenses pertaining to the operation of the Bissett Mine, a 428.48 hectare mineral lease, ML – 063 on which the Bissett Mine is located, Olive Claim #W49565, and the patent mining claims and real property titles listed on Schedule "B" hereto (collectively, the **"Bissett Mine"**).

F. The Letter of Intent also provides that San Gold and Gold City will enter into a Joint Venture to be carried on through the Joint Venture Company and is for the purpose of: (i) managing the aforesaid Exploration Expenditures (as defined herein), (ii) financing and conducting further Exploration, and if warranted, Development work on the San Gold Properties, on the Mineral Lease, and on other mineral claims or leases that the Joint Venture Company or either Participant may own or may acquire, either jointly or separately, within an Area of Influence (defined herein) that surrounds the Bissett Mine, and (iii) financing, rehabilitating, developing and returning the Bissett Mine to production.

G. The terms for the conduct and operation of the Joint Venture, are hereinafter described and set forth.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the Parties each agree as follows:

## 1. DEFINITIONS AND INTERPRETATION

### 1.1 Definitions

In this Agreement:

(a) "Accounting Procedure" means the procedures set forth out in Schedule "C";

(b) "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(c) "Agreement" means this Joint Venture Operating Agreement, including all amendments, modifications, and schedules;

(d) "Area of Influence" means the area that is within 80 kilometres from the boundaries of those mineral claims which comprise the "San Gold Project", as described in Schedule "D" which is attached hereto;

(e) "Budget" means a detailed estimate of all Expenditures to be incurred with respect to any Program of Exploration or Development planned for any of the Joint Venture Assets, as adopted by the Management Committee;

(f) "Development" means all Operations and activities undertaken in connection with Mining Operations and the removal, handling, milling, processing and recovery of Minerals as a result of such Operations, and includes all construction and installation activities necessary to rehabilitate the Bissett Mine and return it to production, and any other improvement made in connection therewith;

(g) "Expenditures" means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred or deemed incurred;

(h) "Exploration" means activities that will be directed toward determining the existence, location, quantity, quality and commercial value of Minerals and mineable ore reserves;

(i) "Exploration Expenditures" means all Expenditures relating to or arising from Exploration, but not including any of the purchase or acquisition costs incurred by either of the Participants in respect of the Joint Venture Assets;

(j) "Explorations Manager" means the Participant appointed under Section 6.6 to manage the Exploration by the Joint Venture Company;

(k) "General Manager" means the individual hired or appointed under Section 6.•;

(l) "Joint Venture Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, the Bissett Mine, the San Gold Properties, and other mineral claims or leases that the Joint Venture Company or either Participant may own or may acquire, either jointly or separately, within an Area of Influence (defined herein) that surrounds the Bissett Mine;

(m) "Joint Venture" means the joint venture created by the Participants pursuant to this Agreement and to be carried on through the Joint Venture Company;

(n) "Management Committee" means the committee established under Section 6.1;

(o) "Mine Manager" means the Participant appointed under Section 6.7 to manage the Operations of the Joint Venture Company;

(p) "Minerals" means •;

(q) "Mining" means the mining, extracting, producing, handling, milling or other processing of Product;

(r) "Operations" means the Exploration and Development activities carried out under this Agreement;

(s) "Product" means all ore, minerals and mineral resources mined, extracted, or otherwise produced from any of the Joint Venture Assets under this Agreement;

(t) "Program" means a description in reasonable detail of Exploration and/or Development Operations to be conducted and objectives to be accomplished by the Joint Venture Company in respect of any of the Joint Venture Assets, as adopted by the Management Committee;

(u) "Transfer" means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of any interest in any of the Joint Venture Assets owned by either Participant or the Joint Venture Company.

**1.2 Definitions**

For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) "this Agreement" means this Joint Venture Operating Agreement, together with all Schedules attached hereto and any other document that is incorporated herein by specific reference thereto;

(b) any reference in this Agreement to a designated "Section", "Subsection", "paragraph", or other subdivision refers to the designated section, subsection, paragraph, or other subdivision of this Agreement;

(c) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement;

(d) the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest

possible scope of such general statement, term or matter;

(e) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(f) any reference to "party" or "parties" means any of Gold City, San Gold or the Joint Venture Company, or all of them, as the context requires;

(g) the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(h) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa; and

(i) all references to currency refer to Canadian dollars.

**1.3 Schedules**

The following are the Schedules to this Agreement, and the information described therein is incorporated into this Agreement by reference:

| | |
|---|---|
| Schedule A | San Gold Properties Description |
| Schedule B | Bissett Mine Assets |
| Schedule C | Accounting Procedures |
| Schedule D | Area of Influence |
| Schedule E | Form of Shareholders Agreement |
| Schedule F | Form of San Gold Agreement |
| Schedule G | Form of Bissett Agreement |
| Schedule H | Dispute Resolution |

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

**2. REPRESENTATIONS AND WARRANTIES**

**2.1 Mutual Representations and Warranties of the Participants**

Each Participant represents and warrants to the other that:

(a) it has the capacity and authority to enter into and perform this Agreement and all transactions contemplated under this Agreement and that all necessary corporate and other actions required to authorize it to enter into and perform this Agreement have

been properly taken;

(b) it is unaware of any material fact or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Section from being materially misleading;

(c) it will not breach its constating documents or any other agreement or arrangement by entering into or performing this Agreement; and

(d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms

**3. OPTION AGREEMENT**

**3.1** San Gold and Gold City will enter into a definitive agreement setting out all of the terms of the Option, which terms will be substantially similar to those set out in the Letter of Intent. Such option agreement will require Gold City to contribute $1,000,000.00 in Expenditures relating to the Joint Venture that are approved by the Management Committee or $1,000,000.00 in other consideration approved by the Management Committee, in order to earn a fifty-percent (50%) interest in the San Gold Properties.

4. **THE VENTURE**

**4.1 Name**

The Joint Venture shall operate under the name "Rice Lake Joint Venture Inc.".

**4.2 Shareholders Agreement**

The parties hereto will enter into a unanimous shareholders agreement in the form attached hereto as Schedule "E", which agreement will govern the rights of the Participants with respect to the shares they hold in the Joint Venture Company.

**4.3 Ownership of Assets and Properties**

(a) As of the date hereof, the San Gold Properties is owned by San Gold. San Gold and the Joint Venture Company will enter into an agreement in the form attached hereto as Schedule "F" whereby the Joint Venture Company will be entitled to carry on the Joint Venture activities on the San Gold Properties.

(b) As of the date hereof, the Bissett Mine is owned by Harmony Canada. Harmony Canada and the Joint Venture Company will enter into an agreement in the form attached hereto as Schedule "G" whereby the Joint Venture Company will be entitled to carry on the Joint Venture activities at the Bissett Mine.

**4.4 Joint Venture Activities**

This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, shall accomplish such purposes:

(a) to conduct Exploration Programs on the Joint Venture Assets;

(b) to rehabilitate, develop, and return to production the Bissett Mine;

(c) to finance ongoing Development and Mining Operations;

(d) to engage in marketing Products;

(e) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

**4.4 Joint Venture Income**

The net profit of the Joint Venture from the sale of any Product will be earned by the Joint Venture Company and distributed to the Participants in accordance with their respective shareholdings in the Joint Venture Company and in accordance with the terms of the Shareholders Agreement.

**5. RELATIONSHIP OF THE PARTICIPANTS**

**5.1 No Partnership**

Nothing contained in this Agreement shall be deemed to render any party hereto the partner of any other, nor, except as otherwise herein expressly provided, to render any party hereto the agent or legal representative of any other, nor to create any fiduciary relationship between any of them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. No party shall have any authority to act for or to assume any obligation or responsibility on behalf of any other party, except as otherwise expressly

upon 30 days' notice to the Chairman and the other Participants. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if four members of the members of the Management Committee are present, provided that such quorum must include all of the San Gold and Gold City representatives. Each notice of a meeting shall include an itemized agenda prepared by the Chairman in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of the Participants. The Management Committee shall appoint an individual to serve as Recording Secretary and the Recording Secretary shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 15 days after the meeting. The minutes, when signed by the Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Participants and the Joint Venture Company.

**6.4 Action Without Meeting**

In lieu of meetings, subject to compliance with the notice requirements set forth in Section 6.3, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

**6.5 Matters Requiring Approval**

Except as otherwise expressly delegated to the General Manager, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

**6.6 Explorations Manager**

The Management Committee will be responsible for hiring or appointing an Exploration Manager for the Joint Venture Company, who will oversee and manage all matters in connection with any Exploration Operations to be carried on by the Joint Venture pursuant to this Agreement.

**6.7 Mine Manager**

The Management Committee will be responsible for hiring or appointing a Mine Manager for the Joint Venture Company, who will oversee and manage all matters in connection with any Development Operations to be carried on by the Joint Venture pursuant to this Agreement.

**6.8 General Manager**

The Management Committee will be responsible for hiring or appointing a General Manager for the Joint Venture Company, who will oversee and manage all matters in connection with any Exploration Operations and Development Operations to be carried on by the Joint Venture pursuant to this Agreement and will report to the Management Committee.

## 7. PROGRAMS AND BUDGETS

### 7.1 Operations Pursuant to Programs and Budgets

Except as otherwise provided herein, Operations shall be conducted, expenses shall be incurred, and Joint Venture Assets shall be acquired only pursuant to approved Programs and Budgets.

### 7.2 Presentation of Programs and Budgets

The General Manager will be responsible for preparing Programs and Budgets for the Joint Venture Assets and Budgets shall be prepared by for a minimum period of one year or any longer period as determined by the Management Committee. Each Program and Budget for the Joint Venture Assets, regardless of length, shall be reviewed and approved by the Management Committee. During the period encompassed by any Program and Budget, and at least three months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the General Manager and submitted to the Participants.

### 7.3 Review and Approval of Proposed Programs and Budgets

Within 15 days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

(a) notice that the Participant approves the proposed Program and Budget; or

(b) proposed modifications of the proposed Program and Budget; or

(c) notice that the Participant rejects the proposed Program and Budget.

If a Participant falls to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the General Manager's proposed Program and Budget.

### 7.4 Deadlock on Proposed Programs and Budgets

If the Participants, acting through the Management Committee, fail to approve a Budget by the beginning of each fiscal year of the Joint Venture Company and a Program and Budget for the Joint Venture Assets by the beginning of the period to which the proposed Program and Budget applies, the provisions of Subsections •, • and • shall apply.

### 7.5 Budget Overruns; Program Changes

The General Manager shall immediately notify the Management Committee of any material departure from a Program and Budget for the Joint Venture Assets.

### 7.6 Emergency or Unexpected Expenditures

In case of emergency, the General Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Joint Venture Assets or to comply with law or government regulation. The General Manager may also make reasonable Expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The General Manager shall promptly notify the Participants of the emergency or unexpected Expenditure.

## 8. WITHDRAWAL AND TERMINATION

### 8.1 *Termination by Expiration or Agreement*

This Agreement will be terminated by mutual agreement between the Participants.

### 8.2 Non-Competition Covenants

A Participant, its successor or Affiliate, other than ·, its successor or Affiliate, that withdraws pursuant to Subsection •, or is deemed to have withdrawn pursuant to Subsection • or •, shall not directly or indirectly acquire any interest in property within the Area of Interest for 36 months after the effective date of withdrawal. If such a withdrawing Participant, its successor or Affiliate, breaches this Subsection •, such Participant, its successor or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired pro rata in accordance with their shareholdings in the Joint Venture Company. Such offer shall be made in writing and can be accepted by the non-withdrawing Participants at any time within 45 days after it is received by such non-withdrawing Participants.

### 8.3 Right to Data After Termination

After termination of this Agreement pursuant to Subsection • or •, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

**8.4 *Continuing Authority***

On termination of this Agreement under Subsection • or • the General Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations (either of the Joint Venture or the Joint Venture Assets) and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of operations prior to such termination or withdrawal. The General Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Joint Venture, mortgage the Joint Venture Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

**9. DISPUTES**

**9.1 Arbitration of Disputes**

All disputes under this Agreement ("Disputes") shall be determined in accordance with Schedule "H", which sets out the sole and exclusive procedure for the resolution of Disputes. The resolution of Disputes pursuant to the terms of Schedule "H" shall be final and binding upon the parties to this Agreement, and there shall be no appeal therefrom, including, without limitation, any appeal to a court of law on a question of law, a question of fact, or a question of mixed fact and law.

**10. CONFIDENTIALITY**

**10.1 General**

The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Subsection •, shall not be disclosed to any third party or the public without the prior written consent of the other Participants, which consent shall not be unreasonably withheld.

**10.2 Exceptions**

The consent required by Subsection • shall not apply to a disclosure:

(a) to an Affiliate, consultant, contractor or subcontractor that has a *bona fide* need to be informed;

(b) to any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement or the Joint Venture Assets;

(c) to a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange; or

(d) to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by a Participant or its shareholders or Affiliates to meet, in part, its obligations under this Agreement.

In any case to which this Subsection • is applicable, the disclosing Participant shall give notice to the other Participants concurrently with the making of such disclosure. As to any disclosure pursuant to paragraph •, •, or •, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Section •.

**10.3 Duration of Confidentiality**

The provisions of this Section • shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Subsection • or •, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its shares in the Joint Venture Company, for two years following the date of such occurrence.

**11. GENERAL PROVISIONS**

**11.1 Notices**

All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a) to GOLD CITY INDUSTRIES LTD.:

at the address specified on the front page of this Agreement
Attention: Fred J. Sveinson
Telephone: 604 – 682 - 7677
Facsimile: 604 – 642 – 6577
E Mail: info@gold-city.net

(b) to SAN GOLD RESOURCES CORPORATION:

at the address specified on the front page of this Agreement
Attention: Hugh Wynne
Telephone: (204) 277-5500
Facsimile: (204) 277-5576

Notices must be delivered, sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or mailed by pre-paid post and addressed to the party to which notice is to be given. If notice is sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy or is delivered, it will be deemed to have been given and received at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received ten business days following the date of the mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy or will be delivered.

**11.2 Waiver**

The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

**11.3 Modification**

No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

**11.4 Force Majeure**

Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of national, provincial, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or

services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participants of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participants to advance funds pursuant to Subsection • shall be reduced to levels consistent with Operations.

**11.5 Governing Law**

This Agreement shall be governed by and interpreted in accordance with the laws of Manitoba and the laws of Canada application in Manitoba, and all Operations of the Joint Venture will be carried out in compliance with the applicable laws of Manitoba and Canada.

**11.7 Further Assurances**

Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

**11.8 Entire Agreement; Successors and Assigns**

This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof, including but not limited to the Letter of Intent. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling.

**11.8 Counterparts**

This Agreement may be signed in counterparts, by facsimile or otherwise, and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

**[REMAINDER OF PAGE BLANK.<br>SIGNATURE PAGE TO FOLLOW.]**

**GOLD CITY INDUSTRIES LTD.**

Per: ______________________________
Name:
Title:

**SAN GOLD RESOURCES CORPORATION**

Per: ______________________________
Name:
Title:

**RICE LAKE JOINT VENTURE INC.**

Per: ______________________________
Name:
Title:

Per: ______________________________
Name:
Title:

# SCHEDULE A
# SAN GOLD PROPERTIES DESCRIPTION

| Claim No. | Name | Area (hectares) | Expiration Date (Midnight) |
|---|---|---|---|
| W43271 | Bill | 20 | 2006/11/20 |
| W43272 | Bill #1 Fraction | 17 | 2006/11/20 |
| W43273 | Bill #2 | 12 | 2006/11/20 |
| W43274 | Bill #3 Fraction | 15 | 2006/11/21 |
| W43554 | Bill #9 | 21 | 2006/07/05 |
| W43555 | Bill #10 | 21 | 2006/07/05 |
| W43556 | Bill #11 | 18 | 2006/07/05 |
| W50618 | Bill #22 | 66 | 2006/04/05 |
| W50628 | Bill #23 | 99 | 2006/02/28 |
| W44496 | Nupic #1 Fraction | 17 | 2005/03/30 |
| W44497 | Nupic #2 Fraction | 15 | 2006/03/30 |
| W44498 | Nupic #3 | 17 | 2006/03/30 |
| W44499 | Nupic #4 | 9 | 2006/03/30 |
| W44500 | Nupic #5 | 9 | 2006/03/30 |
| W44501 | Nupic #6 | 16 | 2006/03/30 |
| W44502 | Nupic #7 | 19 | 2006/03/30 |
| W44509 | Nupic #14 | 19 | 2006/04/13 |
| W44512 | Nupic #17 Fraction | 7 | 2006/04/13 |
| W44513 | Nupic #18 | 9 | 2006/04/13 |
| W44514 | Nupic #19 | 17 | 2006/04/13 |
| W44515 | Nupic #20 | 17 | 2006/04/13 |
| W48245 | Karen | 80 | 2006/01/28 |
| W48247 | Zorro | 17 | 2006/11/22 |
| W48116 | Alix | 121 | 2006/04/04 |
| W49440 | Jade* | 219 | 2006/05/24 |
| W49441 | Jade #2* | 195 | 2006/05/24 |
| W50355 | Jade #1* | 222 | 2006/06/01 |
| MB1846 | Jade #3* | 16 | 2006/09/11 |
| MB1847 | Jade #4* | 16 | 2006/09/11 |
| W48796 | Bissett* | 240 | 2006/12/14 |
| W48765 | Bissett #1* | 64 | 2006/12/14 |
| W49484 | Bissett #3 Fraction* | 15 | 2006/04/12 |
| CB11704 | Rice #4* | 31 | 2006/06/24 |
| W46385 | Rice #5* | 17 | 2006/06/24 |
| W48797 | Rice #45* | 126 | 2006/04/01 |
| W53314 | San #1* | 137 | 2006/10/17 |
| W53846 | San #2* | 192 | 2006/03/11 |
| W53847 | San #3* | 192 | 2006/03/11 |
| W53803 | San #4* | 240 | 2006/03/11 |
| MB2101 | Bub #1 | 128 | 2004/01/21 |

| | | | |
|---|---|---|---|
| MB2102 | Bub #2 | 128 | 2004/01/21 |
| MB2103 | Bub #3 | 192 | 2004/01/21 |
| MB2104 | Bub #4 | 128 | 2004/01/21 |
| MB2105 | Bub #5 | 192 | 2004/01/21 |
| MB2106 | Bub #6 | 192 | 2004/01/21 |
| W52840 | Flash | 205 | 2006/05/31 |
| Total Hectares | | 3765 | |

**SCHEDULE B**
**BISSETT MINE ASSETS**

| Claim Name | Title Number (WLTO) |
|---|---|
| San Antonio | Title No. 1581260 |
| Scarabe<br>West Scarabe<br>Annex Deluxe Mite FL.<br>Ross Fr. (N200) | Title No. 1581263 |
| Rachel | Title No. 1581257 |
| Island Fr. | Title No. 1581261 |
| Gold Cup No. 2 Fr. | Title No. 1581256 |
| Emma | Title No. 1581258 |
| Gabrielle<br>Cartwright | Title No. 1581262 |
| Ross Fr. | |
| Annex | Title No. 1581265 |
| Goldfield otherwise known as Goldcup<br>Big Four Fr. | Title No. 1581266 |
| Jumping Cat | Title No. 1581259 |
| | Title No. 1595122 |
| | Title No. 1595124 |

# SCHEDULE "C"
# ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the General Manager and the Participants under the Agreement are set forth below. References in this Accounting Procedure to subsections and paragraphs are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

## 1. GENERAL PROVISIONS

### 1.1 General Accounting Records

The General Manager will be responsible for ensuring that detailed and comprehensive cost accounting records are maintained for the Joint Venture Company, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and Expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

### 1.2 Bank Accounts

The General Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Joint Venture.

# SCHEDULE D
# AREA OF INTEREST

That area with:

1. a length from the east shore of Lake Winnipeg to the Ontario border in length; and

2. a width from one (1) mile north of the Wanipigow River and south to the north side of the Manigotagan River.

# SCHEDULE "E"
# FORM OF SHAREHOLDERS AGREEMENT

**THIS SHAREHOLDERS AGREEMENT** made as of the 1st day of March, 2004,

**BETWEEN:**

**GOLD CITY INDUSTRIES LTD.**, a company incorporated under the laws of British Columbia and having an office at Suite 550 – 580 Hornby Street, Vancouver , BC, V6C 3B6

("Gold City")

\- and –

**SAN GOLD RESOURCES CORPORATION,** a company incorporated under the laws of Manitoba and having an office at Lot 1, Block 12, Bissett, Manitoba

("San Gold")

\- and -

**RICE LAKE JOINT VENTURE INC.**, a company incorporated under the laws of Canada and having an office at •

(the "Corporation")

**RECITALS:**

A. The authorized capital of the Corporation consists of an unlimited number of • shares, of which • of such •shares are issued and outstanding.

B. Gold City is the registered and beneficial owner of • shares in the capital of the Corporation.

C. San Gold is the registered and beneficial owner of • shares in the capital of the Corporation.

D. Gold City and San Gold wish to establish their respective rights and obligations in respect of the shares of the Corporation now or hereafter owned by them, respectively, in respect of the management and control of each of the Corporation and in respect of the other matters set forth in this Agreement.

E. It is the intention of each of the parties that this agreement constitute a unanimous shareholder agreement with respect to the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), it is hereby agreed as follows:

## ARTICLE 1

## DEFINITIONS AND PRINCIPLES OF INTERPRETATION

### 1.1 Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

(a) "affiliate" and "subsidiary" shall have the respective meanings ascribed to such terms in *The Securities Act* (Manitoba) as it exists on the date hereof;

(b) "Agreement' means this agreement and any instrument supplemental hereto and the expressions "Article", "section", "subsection" and "clause" followed by a number and/or a letter mean and refer to the specified Article, section, subsection or clause of this Agreement;

(c) "Business Day" means any day other than a Saturday or a Sunday or a statutory or civic holiday in Manitoba;

(d) "change of control" of a person at any time means the acquisition of control of such person at such time by a person who, immediately prior to such time, did not control such first mentioned person;

(e) "Companies" means San Gold, Gold City, and the Corporation and "Company" means anyone of San Gold, Gold City, and the Corporation;

(f) "control" of any company by any person or persons shall be deemed to exist if such company would be deemed to be controlled by such person or persons under *The Securities Act* (Manitoba), as it exists on the date hereof, and "controlled" has a corresponding meaning;

(g) "person" includes an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, a joint venture, an unincorporated organization and every other legal or business entity whatsoever;

(h) "Shares" means common shares in the capital of the Corporation as constituted at the date hereof, any other securities into which such common shares may be converted, exchanged, reclassified, redesignated, subdivided, consolidated or otherwise changed from time to time, any securities of any successor corporation to or corporation continuing from the Corporation that such common shares or other securities may be changed into or become as a

result of any amalgamation, continuance, merger, consolidation, plan of arrangement or reorganization, statutory or otherwise, and any securities received as a stock dividend or other distribution on or in respect of such common shares or other securities;

(i) "Shareholders" means both San Gold and Gold City, and "Shareholder" shall mean either San Gold or Gold City;

(j) "transfer" of a Share includes any sale, exchange, transfer, assignment, gift, pledge, encumbrance, hypothecation, alienation or other transaction, whether voluntary, involuntary or by operation of law, by which the legal or beneficial ownership of, or any security interest or other interest in the Share, passes from one person to another, or to the same person in a different capacity, whether or not for value, and any change of control of the legal or beneficial owner of the Share or any person that controls, directly or indirectly, in any manner whatsoever, such legal or beneficial owner of the Share, other than an involuntary change of control resulting from the transmission of securities from a deceased or incompetent Shareholder to his estate or legal personal representative for so long as the securities continue to be held by the estate or such legal personal representative, and "to transfer", "transferred" and similar expressions shall have corresponding meanings; and

(k) "voting security" shall have the meaning ascribed thereto in *The Securities Act* (Manitoba), as it exists on the date hereof, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, a voting security or into or for any such convertible or exchangeable security or security carrying a subscription right.

## ARTICLE 2

## DIRECTORS, OFFICERS AND ONGOING AFFAIRS OF THE CORPORATION

### 2.1 Management of the Corporation and Exercise of Voting Rights

Subject as hereinafter provided, the Shareholders agree to exercise any and all voting rights attaching to the Shares owned by them and to otherwise exercise their influence so that at all times while this Agreement is in effect:

(a) the board of directors of the Corporation shall consist of five (5) directors, each of whom shall be a resident of Canada;

(b) at all times while San Gold or Gold City owns voting securities, each such Shareholder shall be entitled to nominate for election to the board of directors of the Corporation from time to time two (2) directors;

(c) the fifth director shall be an individual who is acceptable to both San Gold and Gold City;

(d) the officers of the Corporation shall be such person as may be appointed by the board of

directors of the Corporation from time to time;

**2.2 Initial Nominees**

The initial nominees to the board of directors of the Corporation shall be:

| Name | Nominee Of |
|---|---|
| Hugh Wynn | San Gold |
| Dale Ginn | San Gold |
| Fred Sveinson | Gold City |
| Courtney Shearer | Gold City |

**2.3 Notice of Changes**

Either Shareholder may give notice to the other Shareholder that such Shareholder giving such notice wishes to change one or, subject to the requirements of subsection 2.1(b), both of its nominees to the board of directors of the Corporation, or to fill a vacancy in the board of directors resulting from the death, resignation, retirement, disqualification or other removal of one of its nominees to such board of directors. Upon the receipt of any such notice, the other Shareholder shall forthwith execute such consent resolutions or other documents and take all such other action as the Shareholder giving such notice may reasonably consider necessary to give effect to the change, election or appointment in question.

**2.4 Special Approvals**

In addition to any other approval that may be required at law or pursuant to the articles, by laws or resolutions of the Corporation, unless otherwise expressly agreed in writing by the Shareholders, neither Shareholder take any of the following actions without the prior written consent of the other Shareholder:

(a) the issuance of any Shares in the capital of the Company or any securities, warrants, options or rights convertible into, exchangeable for, or carrying the right to subscribe for, Shares in the capital of the Company;

(b) the redemption or purchase for cancellation of any Shares in the capital of the Company, other than any purchase of Shares in accordance with this Agreement;

**[(c) the transfer by the Company of any right, title or interest in may now or hereafter have in or to any Shares in the capital of any other Company;]**

(d) the conversion, exchange, reclassification, redesignation, subdivision, consolidation or other change of or to any Shares in the capital of the Company;

(e) the amalgamation, continuance, merger, consolidation or reorganization of the Company, or the approval or effecting of any plan of arrangement, in each case, whether statutory or

otherwise;

(f) the winding up or dissolution of the Company.

**2.5 Agreement to Act**

Each of the Shareholders covenants and agrees to execute and deliver, or cause to be executed and delivered, all such instruments and other documents, and to exercise or cause to be exercised their influence and any and all voting rights attaching to the Shares held by each of them, respectively, from time to time and to do or cause to be done all such other acts and things in order that all provisions of this Agreement, shall be fully and effectively carried out, implemented and given effect to in accordance with the terms hereof, including, without limitation, consenting to, approving, or otherwise giving effect to all such changes to the article, by laws, resolutions and other documents governing the Companies as maybe necessary or desirable to accurately reflect and give effect to the provisions of this Agreement.

## ARTICLE 3
## DISPUTE RESOLUTION

**3.1 Deadlock**

All disputes under this Agreement ("Disputes") shall be determined in accordance with Schedule "H" of the Joint Venture Operating Agreement, which sets out the sole and exclusive procedure for the resolution of Disputes. The resolution of Disputes pursuant to the terms of Schedule "H" shall be final and binding upon the parties to this Agreement, and there shall be no appeal therefrom, including, without limitation, any appeal to a court of law on a question of law, a question of fact, or a question of mixed fact and law.

## ARTICLE 4

## RIGHTS OF FIRST REFUSAL

**4.1 Delivery of Sale Notice**

In the event that either Shareholder (the "Offeror") is prepared to enter into a binding agreement of purchase and sale to convey the Shares owned by it to any third party, the Offeror shall first deliver a copy of such agreement (an "Offer") with notice in writing of its desire to sell its Shares (the "Sales Notice") to the other Shareholder (the "Offeree") whereby the Offeror offers to sell as such Shares (the "Offered Shares") to the Offeree for the respective price per Share, payable in cash on closing, set out in the Offer and on and subject to the other terms and conditions (including closing arrangements) therein set out (such price, terms and conditions being hereinafter collectively referred to as the "Sale Terms"). The Offeree shall have the right, exercisable by giving notice (an "Acceptance Notice") to the Offeror within 30 Business Days after its receipt of the Offer (the "Acceptance Period") to purchase all, but not less than all, of the Offered Shares offered to it in accordance with the Sale Terms. In the event that no Acceptance Notice is received from an Offeree within the Acceptance Period, the offer to such Offeree shall

be deemed to have been refused.

### 4.2 Sale Notices Irrevocable

The delivery by an Offeror of a Sale Notice shall be irrevocable and, upon delivery by an Offeree of an Acceptance Notice, the Offeror shall be bound to sell, and the Offeree shall be bound to purchase, the relevant Offered Shares in accordance with the Sale Terms and the provisions of this Article 4.

### 4.3 Sales to Third Parties

If, following the completion of the procedure stipulated in section 4.1, the Offered Shares remain unaccepted by the Offeree, the Offeror may sell the Offered Shares to any person (a "Third Party") at a price not less than the price set forth in the Sale Notice and on terms not more favourable to the Third Party than the Sale Terms. If no such sale is completed by the Offeror within 30 days following the expiration of the 30 Business Day period referred to in section 4.1, the Offeror shall be required, before transferring any Shares, again to offer such Shares in the manner provided in section 4.1 and such process shall be repeated so often as any party to this Agreement desires to transfer any Shares pursuant to this Article 4.

## ARTICLE 5

## RESTRICTIONS ON TRANSFER AND LEGEND ON SHARE CERTIFICATES

### 5.1 Restrictions on Transfer

Except as specifically provided in this Agreement, no Shareholder shall transfer any of its right, title or interest in or to any Shares now or hereafter owned of record or beneficially by him without the express prior written consent of the other Shareholder first being obtained.

### 5.2 Legend

All certificates representing Shares shall bear the following legend:

"The shares represented by this certificate are subject to the provisions of a unanimous shareholder agreement made as of the • day of •, 200•, which contains restrictions on the right to transfer, pledge, vote and otherwise deal with such shares, a copy of which agreement is available for inspection from the Secretary of the Company. Notice of such restrictions and the other provisions of such agreement is hereby given."

### 5.3 Companies to Enforce

None of the Companies shall accept for registration in its relevant books of record any

transfer of Shares not made in accordance with the provisions of this Agreement.

**5.4 Certain Transfers Ineffective**

Any transfer of Shares attempted to be made other than in accordance with the provisions of this Agreement shall be void and of no effect.

## ARTICLE 6

## MISCELLANEOUS

**6.1 Unanimous Shareholder Agreement**

Each of the parties hereby acknowledges and agrees that this Agreement is intended to operate and be construed as a unanimous shareholder agreement within the meaning of the *Canada Business Corporations Act.*

**6.2 Acknowledgment by the Companies**

Each of the Companies by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents to this Agreement and covenants with each of the other parties that it will at all times during the continuance of this Agreement give or cause to be given such notices, execute or cause to be executed such deeds, transfers and documents, and do or cause to be done all such acts, matters and things as may from time to time be necessary or conductive to the carrying out of the terms and intent of this Agreement.

**6.3 Notices**

Any notice or other document required or permitted to be given to any party hereunder shall be validly given if delivered personally (including by courier service) or mailed by prepaid registered mail, return receipt requested, or sent by facsimile transmittal addressed to the addressee thereof at the following respective addresses:

(a) if to San Gold at:

Box 70
Bissett, Manitoba
R0E 0J0

(b) if to Gold City at:

Suite 550 – 580 Hornby Street,
Vancouver, BC
V6C 3B6

(c) if to the Corporation at:

Box 70
Bissett, Manitoba
R0E 0J0

Any notice or other document so mailed shall be deemed to have been received by and given to the addressee on the 3rd Business Day following the date of mailing; if delivered shall be deemed to have been received by and given to the addressee on the date of delivery and if given by facsimile transmittal shall be deemed to have been received by and given to the addressee on the next Business Day following the day of sending. Any party may at any time give notice in writing to the others of any change of address for these purpose. In the event of actual or threatened postal interruption in Canada, no such notice shall be deemed to have been received until it has in fact been received by the party for whom it is intended.

**6.4 Termination**

Upon any of the Shareholders ceasing, by virtue of the operation of this Agreement, to be the beneficial owner of Shares, all rights and obligations of such former Shareholder arising under this Agreement shall at an end, except such rights and other obligations as such person may, at the time of ceasing to be a beneficial owner of Shares, have become entitled to enforce or become liable for, as the case may be, and subject as aforesaid, on ceasing to be the beneficial owner of Shares, any such person shall cease to be regarded as a party to this Agreement. This Agreement (other than such rights and obligations as the Shareholders have become entitled to enforce or become liable for) shall terminate and be of no further force and effect upon there being only one Shareholder.

**6.5 Statutes**

Unless otherwise indicated, all references in this Agreement to statutes means such statute as amended, re enacted or replaced from time to time, and includes all regulations promulgated thereunder.

**6.6 Rules of Interpretation**

Words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders. Headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose including, without limitation, its interpretation. Expression such as "hereof", "hereunder" and "hereby" shall be construed as referring to the entire Agreement and not only to the particular Article, section, subsection or clause in which they appear. In determining beneficial ownership by a person, such person shall be considered as having a beneficial ownership interest in the assets of any company controlled, directly or indirectly, by such person.

**6.7 Governing Law**

This Agreement shall be construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein and each of the parties hereby irrevocably attorns to the non exclusive jurisdiction of the courts of such province.

**6.8 Successor and Assigns**

Except as otherwise provided herein, neither this Agreement nor any of the rights of any Company hereunder may be assigned without the prior written of the other Companies. Except as may otherwise be provided herein, all of the terms and provisions of this Agreement shall be binding upon and shall ensure to the benefit of the parties hereto and their respective heirs, executors, administrators, other personal representatives, successor and permitted assigns.

**6.9 Severability**

The invalidity or unenforceability of any provision or part of any provisions of this Agreement shall not affect the validity or enforceability of any other provision or part thereof, and any such invalid or unenforceable provision or part thereof shall deemed to be separate, severable and distinct, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

**6.10 Counterparts**

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

**IN WITNESS WHEREOF** this Agreement has been executed by the parties on the date first above written.

**GOLD CITY INDUSTRIES LTD.**

Per: ______________________________
Name:
Title:

**SAN GOLD RESOURCES CORPORATION**

Per: ______________________________
Name:
Title:

**RICE LAKE JOINT VENTURE INC.**

Per: ______________________________

Name:

Title:

**SCHEDULE "F"**
**FORM OF SAN GOLD AGREEMENT**

In a form to be mutally agreed upon.

## SCHEDULE "G"
## FORM OF BISSETT AGREEMENT

In a form to be mutally agreed upon.

# SCHEDULE "H"
# DISPUTE RESOLUTION

## 1. Definition of Deadlock

This Schedule shall apply in any case where:

(a) a matter relating to the affairs of the Joint Venture Company has been considered by a meeting of the Participants of the Joint Venture Company; and

(b) no resolution has been carried at such meeting of the Participants of the Joint Venture Company in relation to the matter by reason of an equality of votes for and against the proposal for dealing with it, and;

(c) such matter is not resolved within 28 days from the date of such meeting.

Any such case is hereinafter referred to as a "Deadlock".

## 2. Circulation of Position Statement

In any case of Deadlock, each of the Participants shall, within 28 days of such Deadlock having arisen or become apparent, cause its nominees on the board of directors of the Joint Venture Company to prepare and circulate to the other Participants and other directors a memorandum of other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement shall be considered by the president of each of San Gold and Gold City then holding office who shall respectively use their reasonable endeavours to resolve such dispute. If they agree upon a resolution or disposition of the matter, they shall jointly execute a statement setting forth the terms of such resolution or disposition and the Participants shall exercise the voting rights and other powers of control available to them in relation to the Joint Venture Company to procure that such resolution or disposition is fully and promptly carried into effect.

## 3. Resolution by Arbitration

If a resolution or disposition is not agreed in accordance with the provisions of Clause 3.2 within 42 days after (i) delivery of the later of the two Participants' memoranda or statements delivered pursuant thereto or (ii) (if earlier) the expiry of 28 days commencing on the day the Deadlock arose or became apparent or (iii) within such longer period as the Participants may agree in writing then where it is considered appropriate by any Participant the dispute shall be referred for determination to a panel of three (3) arbitrators to be chosen as follows:

(a) each Participant shall nominate one (1) arbitrator within fourteen (14) days of any Participant referring the dispute to arbitration;

(b) the two arbitrators chosen shall select a third arbitrator; and

(c) if the two nominated arbitrators cannot agree upon the third arbitrator within fourteen (14) days of the last one being nominated then the two arbitrators shall apply to the Court of Queen's Bench of Manitoba for the appointment of the third arbitrator;

provided that if a Participant does not nominate an arbitrator within the time specified by paragraph (a) above, the dispute shall be determined by a sole arbitrator who shall be the person nominated by the other Participant.

**4. Deadlock Re: Day to Day Affairs**

If the Deadlock relates to the day-to-day affairs of the Joint Venture Company, the parties shall, pending resolution of the Deadlock, implement the decision recommended by San Gold. Should the decision of the arbitrators differ from the decision implemented by the parties at San Gold's direction, Gold City shall be entitled to claim compensation for any damages sustained by it as a result of the Joint Venture Company having implemented the decision recommended by San Gold, same to be determined by the arbitrators.

**5. Information to be Provided**

The Participants and the Joint Venture Company shall supply the arbitrators with any information which the arbitrators may reasonably request in connection with the arbitrators' determination.

**6. Decision Binding**

The arbitrators shall give due weight to any written representations put forward by either Participant received by the arbitrators within such time limit as the arbitrators may determine but the arbitrators need not give any reasons for the arbitrator's decision. The arbitrator's written determination shall be final and binding on the Participants.

**7. Best Interest of Joint Venture Company**

The arbitrators shall determine what course of action in all the circumstances it would be appropriate for the Joint Venture Company to take in its best interests. In reaching their determination the arbitrators shall, so far as possible, balance the interests of each Participant fairly but the arbitrator shall not put the interests of either Participant before those of the Joint Venture Company.

**8. Actions to be Taken**

In giving their decision the arbitrators shall be entitled to specify any matters which the arbitrators consider, in the arbitrators' absolute discretion, should be implemented or otherwise transacted in order to give commercial efficacy to the arbitrators' determination.

**9. Implementation of Decision**

Forthwith upon receiving the arbitrators' determination the Participants shall exercise their powers in relation to the Joint Venture Company to ensure that the Joint Venture Company complies with the arbitrators' determination and any directions contained therein.

**10. Fees and Expenses**

The fees and expenses of the arbitrators shall be paid by the Participants in equal shares unless the arbitrators determine that the conduct of either Participant is such that it should bear a greater share or all of such fees and expenses.

# JOINT VENTURE
# OPERATING AGREEMENT

**BETWEEN**

**GOLD CITY INDUSTRIES LTD.**

**AND**

**SAN GOLD RESOURCES CORPORATION**

**AND**

**RICE LAKE JOINT VENTURE INC.**